Ex 99.1

WHITNEY HOLDING CORPORATION
228 ST. CHARLES AVENUE
NEW ORLEANS, LA  70130

NEWS RELEASE

CONTACT:	Trisha Voltz Carlson	FOR IMMEDIATE RELEASE
	504/299-5208	October 7, 2008
tcarlson@whitneybank.com

WHITNEY ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

New Orleans, Louisiana.  Whitney Holding Corporation (NASDAQ–WTNY) expects third-quarter 2008 earnings to be in the range of $6 million to $8 million or $.10 to $.12 per diluted share.
“We recently filed a registration statement in connection with our merger with Parish National Corporation,” said John C. Hope, III, Chairman and CEO.  “We are providing this preliminary review of third quarter earnings so that the most recent earnings information is available.”  Earnings for the quarter were impacted by continued pressures in the credit and real estate markets.  The third quarter will also include an estimated $1.5 million to $2.5 million of expenses and casualty losses incurred during Hurricanes Gustav and Ike.

Projected ranges for selected 3Q08 financial data:
Total Assets, average ($s in billions)	$10.9 to $11.1
Total Loans, average ($s in billions)	$8.0 to $8.2
Total Deposits, average ($s in billions)	$8.0 to $8.2
Net Interest Margin	4.50% to 4.55%
Tangible Common Equity as a percentage of tangible assets, period-end	7.85% to 7.93%
Provision for credit losses ($s in millions)	$38 to $42
Annualized net charge-offs to average loans	1.20% to 1.25%
Nonperforming assets to loans plus foreclosed assets and surplus property, period-end	3.10% to 3.20%
Allowance for loan losses to loans, period-end	1.50% to 1.60%

“While we remain hopeful that the situation currently facing the real estate and other markets will moderate soon, we cannot predict when this cycle will turn,” said Hope.  Criticized loans are expected to end the quarter in the range of $580 million to $590 million, with total nonperforming loans between $230 million and $240 million.
Whitney’s balance sheet remains strong with equity expected to total between $1.1 billion and $1.2 billion at the end of the third quarter.  Both Whitney National Bank and Whitney Holding Corporation remain well-capitalized with ratios well above those required by the regulators.  The Company’s leverage ratio for the third quarter is expected to be between 8.10% and 8.20%.  Current capital levels will be reduced after the pending acquisition of Parish closes during the fourth quarter.  On September 25, 2008, the Federal Reserve Board approved Whitney's application to acquire Parish.
The information in this release is preliminary and based on Company data available at the time of this release.  Whitney will announce full third quarter 2008 earnings on October 16, 2008 before the market opens.  Management will host a conference call for analysts and investors at 3:30 p.m. Central Time on that same day to review the results.
Whitney Holding Corporation, through its banking subsidiary Whitney National Bank, serves the five-state Gulf Coast region stretching from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; to central and south Alabama; the panhandle of Florida; and the metropolitan area of Tampa, Florida.  [WTNY-E]
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The proposed merger among Whitney Holding Corporation and Parish National Corporation will be submitted to Parish National Corporation’s shareholders for their consideration. Whitney and Parish urge shareholders to read the proxy statement-prospectus regarding the proposed transaction among Whitney Holding Corporation and Parish National Corporation and any other relevant documents filed with the SEC because they contain important information. You may obtain a free copy of the proxy statement-prospectus, as well as other filings containing information about Whitney Holding Corporation, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents by visiting the Investor Relations page of Whitney’s website, www.whitneybank.com. Copies of all documents filed with the SEC in connection with the proposed merger can also be obtained, without charge, by directing a request to Whitney Holding Corporation, Attention:  Mrs. Shirley Fremin, Manager Shareholder Services, P.O. Box 61260, New Orleans, Louisiana 70161-1260; or to Parish National Corporation, Attention: Ms. Shirley Evans, Corporate Secretary, 404 East Kirkland Street, Covington, LA 70433.

This press release contains "forward-looking statements" as defined by federal securities laws.  Statements contained in this press release that are not historical facts are forward looking statements.  These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management, including Whitney’s allowance for loan losses, capital levels and asset quality, benefits of the merger between Whitney and Parish, future financial and operating results of the combined entity, Whitney’s and Parish’s plans, objectives, expectations and intentions and the timing of proposed closing of the transaction.  Actual results could differ materially from current projections and expectations for many reasons, including without limitation, changing events and trends that have influenced Whitney’s assumptions, but are beyond Whitney’s control.  Forward-looking statements are necessarily estimates reflecting the best judgment of Whitney’s senior management based upon current information and involve a number of risks and uncertainties.  Please refer to Whitney’s filings with the SEC (and available at www.SEC.gov) for a summary of important factors that could affect Whitney’s financial results and operations and its forward-looking statements.  Except as required by law, Whitney does not intend to and assumes no responsibility for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise.

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